VECTREN CORPORATION
                 REPORTS CONSOLIDATED EARNINGS;
                        DIVIDEND DECLARED

EVANSVILLE -Vectren Corporation (NYSE:VVC), formed on March 31, 2000 from the combination of Indiana Energy, Inc. and SIGCORP, Inc., today reported financial results for fiscal 2000's first quarter. Consolidated net income before merger related charges was $41.4 million ($.68 EPS) for the quarter ended March 31, 2000, as compared to the combined net income of the predecessor companies of $40.7 million ($.66 EPS) for the same period in 1999. Reported net income and earnings per share for the current period were $22.1 million and $.36 per share, respectively.

The companies expect to realize net merger savings of nearly $200 million over ten years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. Merger costs expensed at March 31 totaled $27.2 million ($19.3 million, net of tax or $.32 EPS). More than one third ($10.2 million) of the charge relates to transaction costs. In addition, costs were incurred related to severance and other merger integration activities. The continued merger integration activities, which will contribute to the net merger savings, will be substantially complete by 2001.

Lower utility margins resulting from weather that was 17 percent warmer than normal and 10 percent warmer than the prior period decreased earnings per share by $. 06. The significant weather impact on utility margin was offset by a $4.9 million after-tax gain ($.08 EPS) resulting from restructuring of SIGCORP's investment in SIGECOM, an integrated communications provider.

"Our quarterly results represent a significant step toward achieving our growth objectives. We have certainly met the challenges of running our business in exceptionally warm weather while completing the Vectren merger transaction," said Niel C. Ellerbrook, Vectren's chairman and chief executive officer.

VECTREN DECLARES FIRST DIVIDEND

Today, the board of directors of Vectren declared a cash dividend of 24.25 cents per share of common stock. The dividend is payable June 1, 2000, to shareholders of record as of May 15, 2000.

Vectren, headquartered in Evansville, Indiana through its regulated subsidiaries Indiana Gas and SIGECO, offers gas and/or electricity to more than 650,000 customers in adjoining service areas that cover nearly two-thirds of Indiana. Vectren's non-regulated subsidiaries currently offer energy-related products and services, including energy marketing, fiber-optic based communication services, and utility related services including materials management, debt collections, locating, meter reading and trenching services to customers throughout the surrounding region. In December 1999 (prior to its merger with SIGCORP, Inc. to form Vectren), Indiana Energy, Inc. announced the planned acquisition of the natural gas distribution business of Dayton Power and Light Company. This acquisition is expected to close later this year and bring Vectren's total customer count to one million. To learn more about Vectren visit http://www.vectren.com.



SUMMARY OF CONSOLIDATED EARNINGS DATA:

                                  Three Months Ended
                                       March 31
(In Thousands Except Per Share     2000         1999
 Data)
Operating Revenues
                                 $359,444     $321,033
Net Income
                                   22,125       40,723
Net Income Before Merger
Related Charges                    41,425       40,723
Basic Earnings Per Average
   Common Share                  $   0.36     $   0.66
Diluted Earnings Per Average
   Common Share                  $   0.36     $   0.66
Earnings Per Share Before
   Merger Related Charges
                                 $   0.68     $   0.66
Average Common Shares
   Outstanding                     61,299       61,301




                                  Twelve Months Ended
                                       March 31
(In Thousands Except Per Share    2000         1999
 Data)
Operating Revenues
                               $1,106,828   $1,010,759
Net Income
                                   72,150       87,755
Net Income Before Merger
     Related Charges               91,450       87,755
Basic Earnings Per Average
     Common Share              $     1.18   $     1.43
Diluted Earnings Per Average
     Common Share              $     1.18   $     1.42
Earnings Per Share Before
     Merger Related Charges    $     1.50   $     1.43
Average Common Shares
     Outstanding                   61,298       61,499


NOTE: Net income (loss) for the three-month period ended March 31 is not indicative of net income (loss) for an annual period due to seasonal sales of electric and gas for space heating and cooling purposes.

This press release may contain forward-looking statements. Vectren wishes to caution readers that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 8K filed with the Securities and Exchange Commission on April 26, 2000.


Investor Contact: Steven M. Schein, VP-Investor Relations, 812-
491-4209, sschein@vectren.com
Media Contact: Jeffrey W. Whiteside, VP-Corporate Communications,
812-491-4205, jwhiteside@vectren.com


Vectren Corporation, P.O. Box 209, Evansville, IN  47702-0209